As Filed with the Securities and Exchange Commission on August 27, 2015.

Registration No.  333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GEOVAX LABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	87-0455038
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080, (678) 384-7220

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert T. McNally, Ph.D. President & Chief Executive Officer GeoVax Labs, Inc. 1900 Lake Park Drive, Suite 380 Smyrna, Georgia 30080 Tel: (678) 384-7220 Fax: (678) 384-7283	With a copy to: T. Clark Fitzgerald III Womble Carlyle Sandridge & Rice, LLP 271 17th Street NW, Suite 2400 Atlanta, Georgia 30363 Tel: (404) 879-2455 Fax: (404) 870-4869
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒SEC Reg. No. 333-202897

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.001 par value per share underlying Series C convertible preferred stock, $0.001 par value per share	4,460,094 (2)	$0.1355 (3)	$604,343 (3)	$70.22
TOTAL	4,460,094		$604,343	$70.22 (4)

(1)

In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)

Represents shares of the Registrant’s common stock underlying shares of Series C convertible preferred stock being registered for resale that have been issued to the selling stockholders named in this registration statement.

(3)

Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the bid and asked prices reported on the over-the-counter bulletin board on August 24, 2015, which was $0.1355 per share.

(4)

The Registrant previously filed Form S-1 (333-165828) on March 31, 2010, and paid a filing fee of $2,852.  The Registrant did not sell any securities pursuant to that Form S-1, and it was withdrawn in December, 2011. Subsequently, the Registrant applied $1,257.24 of the previously paid filing fee against amounts due for Form S-1 (333-180535) filed on April 3, 2012, and $1,544.69 of the remaining previously paid filing fee against amounts due for Form S-1 (333-202897) filed on March 20, 2015. The registrant hereby applies the remaining $50.07 against amounts due hereunder.

The Registrant Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

The Registrant previously registered 67,999,997 shares of its common stock on a Registration Statement on Form S-1 (File No. 333-202897) filed by the Registrant on March 20, 2015, and declared effective by the Securities and Exchange Commission on April 8, 2015. The Registrant filed Prospectus Supplement No. 1 pursuant to Rule 424(b)(3) on May 14, 2015, and Prospectus Supplement No. 2 pursuant to Rule 424(b)(3) on August 8, 2015. To date, no securities have been sold and no confirmations have been sent or given pursuant to Registration No. 333-202897.

This Registration Statement incorporates by reference the contents of the Registrant’s Registration Statement on Form S-1 (File No. 333-202897), as amended, including all exhibits thereto and all information incorporated by reference therein, other than the exhibits included herein. The opinion and consents required to be filed as part of this Registration Statement are listed on the Exhibit Index attached hereto and are filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Smyrna, State of Georgia, on the 27th day of August, 2015.

GEOVAX LABS, INC.

By:	/s/ Robert T. McNally
Robert T. McNally, Ph.D.
President and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert T. McNally his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Robert T. McNally	Director	August 27, 2015
Robert T. McNally	President & Chief Executive Officer
(Principal Executive Officer)

/s/ Mark W. Reynolds	Chief Financial Officer	August 27, 2015
Mark W. Reynolds	(Principal Financial and Accounting Officer)

/s/ Randal D. Chase	Director	August 27, 2015
Randal D. Chase

/s/ David A. Dodd	Director	August 27, 2015
David A. Dodd

/s/ Dean G. Kollintzas	Director	August 27, 2015
Dean G. Kollintzas

/s/ Harriet L. Robinson	Director	August 27, 2015
Harriet L. Robinson

/s/ John N. Spencer, Jr.	Director	August 27, 2015
John N. Spencer, Jr.

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EXHIBIT INDEX

Exhibit
Number	Description

5.1 *	Opinion of Womble Carlyle Sandridge & Rice, LLP
23.1 *	Consent of Porter Keadle Moore, LLC
23.2 *	Consent of Womble Carlyle Sandridge & Rice, LLP (contained in the opinion filed as Exhibit 5.1 hereof)

* Filed herewith.

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